Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

EBITDA and Adjusted EBITDA presented in this exhibit are supplemental measures of performance that are not required by or presented in accordance with generally accepted accounting principles in the United States (“GAAP”). See below for the definitions of such non-GAAP financial measures.

EnerSys ("we," "us," "our" or "the Company") believes EBITDA and Adjusted EBITDA give investors meaningful information to help them understand our operating results and to analyze our financial and business trends on a period-to-period basis. However, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP. Some of the limitations that EBITDA and Adjusted EBITDA have are:

•	they do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate these measures differently from the way we do, limiting their usefulness as comparative measures.

EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in our business or reduce indebtedness. We rely primarily on our GAAP results and are using such non-GAAP financial measures only supplementally.

Adjusted EBITDA in this exhibit is defined differently than Adjusted EBITDA contained in the Company’s annual report on Form 10-K for the year ended March 31, 2014, which is based upon the definition of Adjusted EBITDA pursuant to the terms of the Company’s existing senior secured credit facilities.

A reconciliation of Adjusted EBITDA to net income for the years ended March 31, 2012, 2013 and 2014, for the nine months ended December 29, 2013 and December 28, 2014, and for the twelve months ended December 28, 2014, is summarized as follows:

	For the Year Ended March 31,			For the Nine Months Ended		For the Twelve Months Ended
In millions	2012	2013	2014	December 29, 2013	December 28, 2014	December 28, 2014

Net earnings	$144.0	$165.0	$146.7	$134.0	$155.0	$167.7
Income tax expense	47.3	65.3	17.0	24.5	54.5	47.0
Interest expense	16.5	18.7	17.1	13.0	14.2	18.3
Depreciation & amortization	50.4	50.5	54.0	38.9	42.1	57.2
EBITDA	$258.2	$299.5	$234.8	$210.4	$265.8	$290.2
Adjustments to EBITDA:
Litigation (income) / charge (a)	(0.9)	—	58.2	—	(16.2)	42.0
Acquisition expenses	2.6	0.5	1.9	1.5	0.4	0.8
Goodwill impairment charge	—	—	5.2	5.2	—	—
Restructuring and other charges (b)	5.0	7.2	27.4	14.5	6.0	18.9
ERP system implementation	—	—	—	—	1.4	1.4
Accelerated stock compensation	—	—	—	—	7.1	7.1
Adjusted EBITDA	$264.9	$307.2	$327.5	$231.6	$264.5	$360.4

(a)
In the fourth quarter of fiscal 2014, we recorded a $58.2 million legal proceedings charge in connection with an adverse arbitration result involving disputes between our wholly-owned subsidiary, EnerSys Delaware Inc., and Altergy Systems. Since the end of fiscal 2014, the matter has been resolved and we reversed approximately $16.2 million, net of professional fees, from this previously recorded legal proceedings charge during the second quarter of fiscal 2015.

(b)
In fiscal 2014, we recorded $27.4 million of restructuring charges, primarily for staff reductions and write-off of fixed assets and inventory in EMEA including relocating our motive power and a portion of our reserve power manufacturing from Bulgaria to our facilities in Western Europe. Included in these charges are exit charges of $5.6 million related to certain operations in Europe.

A reconciliation of Adjusted EBITDA to net income for the years ended March 31, 2008, 2009, 2010 and 2011 for the financial information set forth below under “Our Competitive Strengths” is summarized as follows:

	For the Year Ended March 31,
In millions	2008	2009	2010	2011
Net earnings	$59.7	$81.9	$62.3	$113.4
Income tax expense	26.5	37.2	25.0	38.0
Interest expense	28.9	26.7	22.7	22.0
Depreciation & amortization	47.7	47.3	44.9	44.4
EBITDA	$162.8	$193.1	$154.9	$217.8
Adjustments to EBITDA:
Litigation charge	—	3.4	—	—
Refinancing fees	—	5.2	—	8.2
Secondary offering fees	0.6	0.3	—	0.6
Acquisition expenses	—	—	2.0	2.5
Gain on sale of facilities	—	(11.3)	—	—
Bargain purchase gain	—	—	(2.9)	—
Restructuring and other charges	13.2	22.4	13.9	6.8
Adjusted EBITDA	$176.6	$213.1	$167.9	$235.9

Our Competitive Strengths
Diversified Business Model.

We service a diverse range of customers, regions and end markets. We currently serve all major industrial battery end markets and have more than 10,000 customers in over 100 countries. We have developed a large, diversified customer base, whereby our top ten customers account for approximately 27% of net sales and no single customer accounts for more than 5% of net sales. Additionally, we have a diverse and balanced raw material supply chain with no single supplier accounting for more than 6% of total raw material purchased. We have not lost a major customer since becoming a global company in 2002. We are not overly dependent on any end market or geographic region, with approximately 60% of our fiscal year 2014 net sales being generated outside the U.S. In addition, our global distribution of sales and costs are well aligned, creating a natural hedge against fluctuations in currency.

Strong Cash Flow Profile and Prudent Management of Commodity Risk.

We have an attractive financial profile highlighted by strong historical margins and cash flow generation. For the twelve months ended December 28, 2014, we generated net sales and Adjusted EBITDA of $2.5 billion and $360 million, respectively, representing a 14.2% margin. We have a long history of margin stability, inclusive of resilience through challenging operating environments. We also have low capital expenditure requirements, which further enhances the stability of our operating model and contributes to our strong cash flow generation capabilities. Our historic net sales growth has been driven by volume growth, new product introductions, acquisitions and superior service, while our margins have benefited from prudent expense and commodity price management.

The primary materials used to manufacture our products include lead, plastics, steel, copper, separators and sulfuric acid. In fiscal 2014, we consumed approximately 550 million pounds of lead and lead alloys, our primary raw material, for approximately $530 million, representing approximately 29% of cost of goods sold. We believe we prudently manage potential fluctuations in lead and other raw inputs via several means, including a pass through of price increases, tolling programs, such as collecting and recycling used batteries, and lead forward contracts with financial institutions. We believe our success in commodity risk management has been demonstrated by an improvement in our commodity cost price recovery from less than half in fiscal 2005 to being able to pass through and recover the vast majority of commodity price increases in fiscal 2014, as well as, in part, the expansion of our gross profit percentages.